FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations
Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP RAISES QUARTERLY DIVIDEND 10.4% AND AUTHORIZES ADDITIONAL $1 BILLION SHARE
REPURCHASE PROGRAM

Plano, TX, Feb. 11, 2016 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that its Board of Directors declared a quarterly dividend of $0.53 per share on the company’s common stock – a 10.4% increase in the dividend rate. The dividend is payable in U.S. dollars on April 5, 2016, to shareholders of record on March 15, 2016.

In addition, the company announced that its Board of Directors authorized the repurchase of an additional $1 billion of the company’s common stock. In total, the company has now authorized $5 billion of share repurchases. Through the third quarter of 2015, the company repurchased $3.2 billion of its common stock.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

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